Exhibit 99.2

NOTICE OF FULL REDEMPTION

TO THE HOLDERS OF

P2021 RIG CO.

13 1/2% SENIOR SECURED NOTES DUE 2013

(CUSIP NO. 74441B AA5)

(CUSIP NO. 74441B AB3)

(CUSIP NO. G6845L AA0)

NOTICE IS HEREBY GIVEN that, pursuant to Section 3.07 of that certain Indenture dated as of December 23, 2009 (the “Original Indenture”) between P2021 Rig Co, a Cayman Islands exempted company (the “Issuer”), Vantage Drilling Company, a Cayman Islands exempted company, as Guarantor and Wilmington Trust FSB, as the Trustee, as amended and supplemented by Supplemental Indenture No. 1 dated March 29, 2010 (the “Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), under which the Issuer’s 13 1/2% Senior Secured Notes due 2013 (the “Notes”) were issued, all $135 million aggregate principal amount of outstanding Notes will be redeemed in full on August 30, 2010. The redemption price is equal to 104% of the principal amount of the Notes plus accrued and unpaid interest thereon, for a total redemption price payment of $144,196,875, or $1,068.125 per $1,000 aggregate principal amount of Notes. The Notes are being redeemed pursuant to Section 3.07 of the Indenture and paragraph 7 of the reverse side of the Notes. All capitalized terms not otherwise defined herein have the meanings attributed thereto in the Indenture.

On the redemption date, the redemption price will become due and payable and, unless the Issuer defaults in making the redemption payment, interest on the Notes will cease to accrue from and after the redemption date.

The Trustee has been instructed by the Issuer to deliver this Notice of Redemption on its behalf. The surrender of the Notes, and payment of the redemption price, will be made through the facilities of The Depository Trust Company. The Notes called for redemption must be surrendered to the Trustee, as Paying Agent, to collect the redemption price. Holders can inquire about the procedures for redemption by contacting Wilmington Trust FSB at 246 Goose Lane, Suite 105, Guilford, Connecticut 06437, telephone: 203-453-4130.

NOTE: Federal income tax law generally requires paying agents making payments on securities to withhold 28% of such remittance from holders who have failed to furnish the paying agent with a valid taxpayer identification number (either a social security or employer identification number, as applicable). To avoid the imposition of that withholding, holders must submit an IRS Form W-9 to the Trustee stating a valid taxpayer identification number when their called Notes are redeemed.

The Trustee may use CUSIP numbers on this redemption notice as a convenience to the holders of the Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness on the Notes or as indicated in this redemption notice.

By: Wilmington Trust FSB, on behalf of P2021 Rig Co., as Trustee and Paying Agent

Dated July 30, 2010